UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 11, 2006
CALUMET SPECIALTY PRODUCTS
PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	000-51734 (Commission File Number)	37-1516132 (IRS Employer Identification No.)
2780 Waterfront Pkwy E. Drive
Suite 200
Indianapolis, Indiana 46214
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (317) 328-5660
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
The following is a description of the Calumet Specialty Products Partners, L.P. (the “Partnership”) Cash Incentive Compensation Plan (the “Plan”) provided pursuant to Paragraph 10(iii) to Item 601 of Regulation S-K, which requires a written description of a compensatory plan when no formal document contains the compensation information.
On August 11, 2006, the board of directors (the “Board”) of Calumet GP, LLC, the general partner of the Partnership, approved the Plan upon the recommendation of the compensation committee of the Board. The Plan is effective beginning with the current 2006 fiscal year. The purpose of the Plan is to aid the Partnership in retaining and motivating management employees of high caliber and to assist the Partnership in meeting its performance objectives. The Plan provides for cash bonuses to be paid to the Partnership’s executive officers and certain other management employees if the Partnership meets specific performance targets on its distributable cash flow.
Under this Plan, if the Partnership’s actual performance meets a minimum distributable cash flow goal for the fiscal year, executive officers and certain other management employees may receive incentive bonus payments ranging from 15% to 50% of the employee’s base salary, depending on the participant’s position with the Partnership. If the Partnership’s performance exceeds the defined minimum distributable cash flow goal, the cash bonus paid as percentage of the employee’s base salary may be larger, ultimately reaching an upper range of 60% to 200% of the employee’s base salary, depending on the participant’s position with the Partnership, if the Partnership’s distributable cash flow for the fiscal year reaches a defined maximum level. Cash bonuses will be prorated if actual performance falls between the defined minimum and maximum distributable cash flow goals.
Payment of bonuses (if any) will be made in the first quarter following the end of the performance period during which the bonuses were earned. Cash bonuses under the Plan will be paid in a single lump sum, subject to tax and other withholdings.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
By:	CALUMET GP, LLC,
its General Partner

By:	/s/ R. Patrick Murray, II
	Name:	R. Patrick Murray, II
	Title:	Vice President, Chief Financial Officer and Secretary

August 16, 2006